UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On June 8, 2016, Connecture, Inc. (the “Company”) and its wholly-owned subsidiary, DestinationRx, Inc., (collectively the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Facility”) with Wells Fargo Bank, National Association, as administrative agent for the lenders named therein (the “Agent”).

The Amended Credit Facility amended and restated the Borrowers’ existing Credit Agreement with the Agent, dated January 15, 2013, as amended (the “Prior Credit Facility”), to (i) extend the maturity date to June 8, 2021 from January 18, 2018, (ii) provide for up to $10.0 million of revolving credit through the maturity date, which dollar amount is unchanged relative to the Prior Credit Facility, (iii) increase the term loan funding to $35.0 million from approximately $20.0 million at June 8, 2016, (iv) increase the quarterly term loan repayment amount to $0.4 million, beginning June 30, 2016, from $0.3 million, and (v) replace existing covenants with (a) a net leverage ratio covenant beginning with the quarter ending September 30, 2016 and continuing for each quarter thereafter and a minimum liquidity requirement of $10.0 million at all times, in each case until the Company achieves trailing twelve month EBITDA of greater than $10.0 million and (b) thereafter a fixed coverage ratio covenant of 1.25:1.00 on a quarter-end basis through September 30, 2018 and 1:50:1.00 on a quarter end basis thereafter.

The applicable interest rates on the term loan and revolving credit facility have been replaced with variable rates equal to base rate plus 2.75% to 4.25% or LIBOR rate plus 3.75% to 5.25% based on achievements with respect to net leverage and total leverage.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 7, 2016, Company completed an acquisition of ConnectedHealth, LLC (“ConnectedHealth”) for $5.0 million in cash, subject to certain adjustments (the “Acquisition”), pursuant to the terms of the Agreement and Plan of Merger dated June 7, 2016 by and among ConnectedHealth, the Company, Speed Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), certain principal equityholders of ConnectedHealth and Shareholder Representative Services, LLC (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Merger Sub was merged with and into ConnectedHealth, with ConnectedHealth surviving as a wholly-owned subsidiary of the Company.

ConnectedHealth, LLC is a benefits technology company with a software and services platform that makes it easier for consumers and employees to shop for personalized insurance benefits online. The Company financed the Acquisition by using cash available on its balance sheet as of the date of acquisition. The Merger Agreement contains customary representations, warranties, and indemnities by the respective parties.

There were no material relationships, other than in respect of the Acquisition, between ConnectedHealth and the Company, its directors or officers or any of its affiliates.

The Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing descriptions of the Merger Agreement is a summary and is qualified in its entirety by the respective terms of the Merger Agreement.

Item 8.01.	Other Events.

On June 7, 2016, the Company issued a press release announcing that it had consummated the Acquisition. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) - (d)	The financial information required by Item 9.01 with respect to the Acquisition described in Item 2.01 above “Completion of Acquisition or Disposition of Assets,” will be filed by amendment to this Current Report on 8-K not later than 71 days after the date on which this Current Report on 8-K is required to be filed pursuant to Item 2.01.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger Dated, dated June 7, 2016, by and among ConnectedHealth, LLC, Connecture, Inc., Speed Merger Sub, Inc., the Principal Equityholders, and Shareholder Representative Services, LLC.

99.1	Press Release Dated June 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: June 9, 2016	/s/ James P. Purko
James P. Purko
Chief Financial Officer and Secretary